Exhibit 99.1

[ONEOK LOGO]	News

November 21, 2003	Analyst Contact: Weldon Watson 918-588-7158 Media Contact: Andrea Chancellor 918-588-7570

Westar Energy sells ONEOK equity

Tulsa, Okla.—Westar Energy, (NYSE:WR), has sold all its equity in ONEOK, Inc., (NYSE:OKE), which included all the common shares it owned and all of ONEOK’s Series D Convertible Preferred which converted to common shares when sold.

David Kyle, chairman, president and chief executive officer of ONEOK, said, “We are pleased that Westar completed the sale of all its ONEOK equity in such an orderly manner. The process of selling their equity position began earlier this year. We believe the sale was in the best interest of all shareholders because it puts the issue of Westar ownership behind us.

“We are also pleased that all of the equity is now in the marketplace as common shares increasing ONEOK’s equity capitalization to almost $2 billion.”

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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